EXHIBIT 99.1

TARRANT APPAREL GROUP ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

FOURTH QUARTER NET INCOME IMPROVES $3.2 MILLION RESULTING IN DILUTED EPS OF $0.06 PER SHARE

LOS ANGELES--(BUSINESS WIRE)--Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, today announced financial results for the fourth quarter and year ended December 31, 2006.

FOURTH QUARTER RESULTS

In the fourth quarter of 2006, net sales increased 15.5% to $57.4 million from $49.7 million reported in the same period last year. The increase was due to higher sales in both the Company's Private Brands and Private Label businesses. Private Brands sales increased to $12.0 million compared to $9.6 million in the fourth quarter of 2005. The increase in Private Brands was primarily due to increased sales of the Company's American Rag brand. Private Label sales also increased in the quarter to $45.4 million from $40.1 million reported in the same period last year. The increase reflects growth from existing customers and the addition of new customers.

Net income for the fourth quarter of 2006 was $1.7 million, or $0.06 per diluted share, compared to a net loss of $1.5 million, or $0.05 per share in the same quarter of the prior year. Income from operations was $3.3 million compared to loss from operations of $1.1 million in 2005.

Gross profit for the quarter increased 37.5% to $13.7 million from $9.9 million in the year-ago period. The improvement in gross margin to 23.8% from 20.0% reflects an increased contribution from our higher-margin Private Brands business, and improved margins in the Company's Private Label business resulting from greater efficiency in sourcing. Selling, general, and administrative expenses in the 2006 fourth quarter were $9.7 million compared to $9.5 million in the 2005 fourth quarter. As a percentage of sales, selling, general and administrative expenses declined to 16.9% versus 19.1% for the same period of the prior year.

Royalty expense for the fourth quarter was $716,000 compared to $1.5 million in the same quarter of 2005. The fourth quarter of 2005 included a write-off of a $1.2 million prepaid minimum royalty relating to the House of Dereon by Tina Knowles brand, which prepaid royalty was expensed in its entirety upon termination of the Company's licensing contract in March 2006.

2006 FULL YEAR RESULTS

Net sales for fiscal 2006 were $232.4 million, which exceeded the higher end of the Company's guidance of $230 million. The net sales increased 8.3% compared to net sales of $214.6 million in fiscal 2005. The increase in net sales was primarily due to addition of new customers to our Private Label business. Private Label sales in 2006 were $181.2 million compared to $159.6 million in 2005. Private Brands sales were $51.2 million in 2006 compared to $55.0 million in 2005.

Gross profit for the year increased 12.8% to $50.6 million from $44.9 million in 2005. Gross margin improved to 21.8% from 20.9%. Selling, general and administrative expenses were $37.9 million compared to $37.6 million in 2005. As a percentage of sales, sales, general and administrative expenses declined to 16.3% from 17.5% in 2005.

Net loss for fiscal 2006 was $22.2 million, or $0.73 per diluted share, compared to net income of $1.0 million, or $0.03 per diluted share for fiscal 2005. The 2006 net loss included a non-cash reserve of $27.1 million relating to the recoverability of certain notes receivable. Loss from operations, including the $27.1 million reserve, was $17.2 million in 2006, compared to income from operations of $3.6 million in the fiscal year 2005.

"I am very pleased with our accomplishments during 2006. We grew the business and have gained momentum as evidenced by our fourth quarter results," said Gerard Guez, Chairman and Interim CEO of Tarrant Apparel Group. "Despite losing three key brands, which accounted for approximately $23.0 million of the net change between our 2005 and 2006 revenues, we were able to grow sales by 8.3% for the year, and 15.5% in the fourth quarter. I was particularly pleased to see improved margins and continued tight controls," concluded Mr. Guez.

On December 7, 2006, Tarrant Apparel announced that it had entered into a definitive agreement to acquire certain assets and entities comprising The Buffalo Group for a purchase price of up to $120 million. The completion of the acquisition is subject to a number of conditions, including approval of the Company's shareholders, the Company's receipt of financing, obtaining certain third party approvals and other customary closing conditions.The Company will file a definitive proxy statement in connection with the transaction.

The Company also announced last Friday that its subsidiary, Tarrant Luxembourg SARL, has entered into an agreement, under which it has


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


granted Tavex Algodonera, S.A., a publicly-traded company on the Madrid Stock Exchange, an option, exercisable for a period of 120 days, pursuant to which, Tavex would have the right, but not the obligation, to pay off certain Notes issued to Tarrant by various Mexican companies in connection with the Company's sale of its former manufacturing facilities and equipment located in Mexico. As of December 31, 2006, the outstanding amount of these Notes were $41.1 million and the carrying value in its books were $14 million. In the event that Tavex exercises this option, it will be required to make an initial cash payment of $2.5 million, and to issue Notes amounting to $17.5 million payable over 30 months. Tarrant Luxembourg SARL will also commit to purchase fabric up to a total of $5 million from Tavex if the option is exercised.

2007 BUSINESS OUTLOOK

The Company expects 2007 full-year revenue of $240 million to $250 million, excluding the proposed acquisition of The Buffalo Group.

The Company will host a conference call and audio webcast at 10:00 a.m. Eastern Time today to discuss the results and outlook for 2007. The conference call may be accessed by dialing (877) 770-6099 (Domestic), or (706) 679-6116 (International). A replay will be available through April 26th by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International). The required pass code for the conference call and replay are 3558408.

A live broadcast of the conference call can also be accessed via the Internet at http://www.tags.com. The archive of the webcast will be available for 30 days following the conclusion of the teleconference.

FORWARD LOOKING STATEMENT

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include sales guidance for fiscal 2007. Factors which could cause actual results to differ materially from these forward-looking statements include a softening of retail or consumer acceptance of the Company's products, pricing pressures and other competitive factors, continued intervention of the U.S. government in China imports, the


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


unanticipated loss of a major customer and the inability to raise additional capital necessary to support anticipated growth. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Tarrant will be filing a definitive proxy statement and other relevant documents concerning the proposed Buffalo acquisition with the SEC. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Shareholders will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Tarrant with respect to the proposed transaction may be obtained free of charge by contacting Tarrant Apparel Group, 3151 East Washington Boulevard, Los Angeles, California 90023, Attention: CFO (tel.:
(323-780-8250).

SHAREHOLDERS SHOULD READ THE DEFINITIVE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.

Tarrant and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Tarrant. The directors and executive officers of Tarrant include: Gerard Guez, Corazon Reyes, Simon Mani, Milton Koffman, Stephane Farouze, Mitchell Simbal, Joseph Mizrachi, Todd Kay, Charles Ghailian and Henry Chu. Collectively, as of March 23, 2007, our executive officers and directors and their affiliates owned approximately 43% of the outstanding shares of our common stock. Gerard Guez, our Chairman and Interim Chief Executive Officer, and Todd Kay, our Vice Chairman, alone owned approximately 33% and 8%, respectively, of the outstanding shares of our common stock at March 23, 2007. Shareholders may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.


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


                              TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                    (Audited)
                                                                       DECEMBER 31,
                                                                 ----------------------
                                                                    2006         2005
                                                                 ---------    ---------
ASSETS
Current assets:
     Cash and cash equivalents ...............................   $     905    $   1,642
     Accounts receivable, net of $2.1 million and $3.0 million
          allowance for returns, discounts and bad debts at
          December 31, 2006 and 2005, respectively ...........      48,080       54,598
     Due from related parties ................................       3,688        3,101
     Inventory ...............................................      17,774       31,629
     Temporary quota rights ..................................          32         --
     Current portion of notes receivable-related parties .....        --          5,139
     Prepaid expenses ........................................       1,515        1,292
     Prepaid royalties .......................................        --          1,124
     Deferred tax assets .....................................         124         --
     Income taxes receivable .................................          25           26
                                                                 ---------    ---------
    Total current assets ....................................       72,143       98,551

Property and equipment, net of $9.4 million and $10.8 million accumulated depreciation at December 31, 2006 and 2005,
     respectively ............................................       1,414        1,703
Notes receivable-related parties, net of current portion, and
     net of $27.1 million reserve at December 31, 2006 .......      14,000       36,268
Due from related parties .....................................       4,168        2,995
Equity method investment .....................................       2,151        2,139
Deferred financing cost, net of $1.7 million and $0.7 million accumulated amortization at December 31, 2006 and 2005,
     respectively ............................................       2,449          839
Other assets .................................................       6,224          164
Goodwill .....................................................       8,583        8,583
                                                                 ---------    ---------

Total assets .................................................   $ 111,132    $ 151,242
                                                                 =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term bank borrowings ..............................      13,696       13,833
     Accounts payable ........................................      22,686       33,279
     Accrued expenses ........................................       8,908        9,504
     Derivative liabilities ..................................         196         --
     Income taxes ............................................      16,865       16,829
     Current portion of long-term obligations and factoring
          arrangement ........................................      19,586       36,110
                                                                 ---------    ---------
     Total current liabilities ...............................      81,937      109,555

Term Loan, net of $4.3 million and $0 debt discount at
     December 31, 2006 and 2005, respectively ................      11,213         --
Other long-term obligations ..................................           5          240
Convertible debentures, net of $0 and $0.9 million debt
     discount at December 31, 2006 and 2005, respectively ....        --          5,965
Deferred tax liabilities .....................................        --             47
                                                                 ---------    ---------
Total liabilities ............................................      93,155      115,807

Minority interest in PBG7 ....................................          55           75

Commitments and contingencies ................................        --           --

Shareholders' equity:
     Preferred stock, 2,000,000 shares authorized;
        no shares at December 31, 2006 and December
        31, 2005 issued and outstanding ......................        --           --
     Common stock, no par value, 100,000,000 shares
        authorized: 30,543,763 shares at December 31,
        2006 and 30,553,763 shares at December 31, 2005
        issued and outstanding ...............................     114,977      114,978
     Warrants to purchase common stock .......................       7,314        2,847
     Contributed capital .....................................      10,192       10,004
     Accumulated deficit .....................................    (112,410)     (90,190)
     Notes receivable from officer/shareholder ...............      (2,151)      (2,279)
                                                                 ---------    ---------
     Total shareholders' equity ..............................      17,922       35,360

Total liabilities and shareholders' equity ...................   $ 111,132    $ 151,242
                                                                 =========    =========


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


                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATION
                        (in thousands, except share data)

                                                              Three Months Ended           Twelve Months Ended
                                                                 December 31,                  December 31,
                                                        ----------------------------    ----------------------------
                                                            2006            2005            2006            2005
                                                        ------------    ------------    ------------    ------------
                                                         (Unaudited)     (Unaudited)      (Audited)       (Audited)

Net sales ...........................................   $     57,413    $     49,714    $    232,402    $    214,648
Cost of sales .......................................         43,753          39,778         181,760         169,767
                                                        ------------    ------------    ------------    ------------

Gross profit ........................................         13,660           9,936          50,642          44,881
Selling and distribution expenses ...................          2,721           2,914          11,016          10,726
General and administrative expenses .................          6,964           6,595          26,879          26,865
Royalty expenses ....................................            716           1,483           2,815           3,664
Loss on notes receivable - related parties ..........           --              --            27,137            --
                                                        ------------    ------------    ------------    ------------

Income (loss) from operations .......................          3,259          (1,056)        (17,205)          3,626
Interest expense ....................................         (1,363)         (1,224)         (6,060)         (4,625)
Interest income .....................................             50             506           1,181           2,081
Interest in income (loss) of equity method investee .            (23)             84              80             560
Other income ........................................            102              76             336             354
Adjustment to fair value of derivative ..............           (196)           --               315            --
Other  expense ......................................            (36)           --              (436)             (1)
Minority interest ...................................              3              88              21             (75)
                                                        ------------    ------------    ------------    ------------

Income (loss) before provision for income taxes .....          1,796          (1,526)        (21,768)          1,920
Provision (benefit) for income taxes ................            112             (52)            453             927
                                                        ------------    ------------    ------------    ------------

Net income (loss) ...................................          1,684          (1,474)        (22,221)            993
                                                        ============    ============    ============    ============

Net income (loss) per share:
     Basic ..........................................   $       0.06    $      (0.05)   $      (0.73)   $       0.03
                                                        ============    ============    ============    ============

     Diluted ........................................   $       0.06    $      (0.05)   $      (0.73)   $       0.03
                                                        ============    ============    ============    ============


Weighted average common and common equivalent shares:
     Basic ..........................................     30,543,763      30,553,763      30,545,599      29,728,997
                                                        ============    ============    ============    ============

     Diluted ........................................     30,543,763      30,553,763      30,545,814      29,734,291
                                                        ============    ============    ============    ============


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